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                                                                     Exhibit 10a


                                 DESCRIPTION OF
                     VERIZON DEFERRED COMPENSATION PLAN FOR
                             NON-EMPLOYEE DIRECTORS



 .    Plan became effective 1/1/01; prior deferrals were grandfathered and are governed by respective former plans.

 .    Cash compensation 100% deferrable into cash and/or stock in 25% increments.

 .    Interest on deferred cash to be at a long-term corporate bond rate.

 .    Distribution elections may be amended anytime earlier than 12 months prior to disbursement.

 .    Compensation deferred in Verizon stock will be paid in stock or cash, as director elects.

 .    Upon the death of a Director with an outstanding balance, the plan provides for continued installments or an accelerated payment to the beneficiaries.